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Exhibit 99.1

Administrative Reports

        Protective Life Secured Trust 2003-1 made no payment of interest or principal on its 3.70% Secured Medium-Term Notes due 2008 during the fiscal year ended December 31, 2003. As such, no administrative reports were prepared or are included in this Annual Report on Form 10-K.

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  Exhibit 99.1
Administrative Reports